Exhibit 3.51
NOVELIS PAE
A French société par actions simplifiée (simplified joint-stock company) with capital of EUR 4,040,000
Registered office: 725 rue Aristide Bergès — 38340 VOREPPE
GRENOBLE TRADE AND COMPANIES REGISTRY NUMBER 421 528 555

BY-LAWS UPDATED ON September 30, 2009
(amendment of Article 13 of the by-laws)
Certified as a true copy by the President

SECTION 1
FORM — CORPORATE NAME — PURPOSE —
REGISTERED OFFICE — TERM OF EXISTENCE
Article 1 — FORM
The Company shall take the form of a French société par actions simplifiée (simplified joint-stock company), governed by the laws and regulations in force, as well as by these by-laws.
The Company may be comprised of several shareholders or a sole shareholder. The number of shareholders shall not affect the corporate form.
The Company cannot make public offerings.
Article 2 — CORPORATE NAME
The Company’s corporate name is NOVELIS PAE
Instruments or documents issued by the Company that are intended for third parties must state the corporate name, legibly preceded or followed, at least once, by the words “société par actions simplifiée” or the initials “S.A.S.” followed by the amount of the share capital. Moreover, it must state at the head of its invoices, purchase orders and price lists, as well as on all correspondence and receipts concerning its business activity that are signed by it or on its behalf, the place of the office of the court clerk with which its principal establishment is registered with the Trade and Companies Registry, and its registration number.
The Company’s corporate name may be changed pursuant to an ordinary decision by the President, who is empowered to amend the by-laws accordingly.
Article 3 — PURPOSE
The purpose of the Company is:
•	all industrial and commercial transactions that directly or indirectly concern, in all their forms, all metals in pure or alloy forms and in particular aluminum and its alloys, as well as all substitute products; and

•	the acquisition of all shareholdings and all interests, in all forms, in all concerns or businesses, the acquisition, holding and management of all types of stock and securities that belong to the Company.
To this end, the Company can:
•	lease premises or agricultural holdings, acquire and operate all establishments, even farms, that it possesses or may possess, as well as all plants;

•	take, acquire and sell all shares, bonds, founders’ shares, securities or other stock in French or foreign companies;

•	and, in general, perform both in France and abroad, all commercial, industrial, financial, and agricultural transactions, whether in movable or real property, that are directly or indirectly related to its purpose or that may usefully further the realization thereof.

The Company may act for or on behalf of third parties, either alone or in a joint venture, alliance or company, with all other companies or persons and perform, directly or indirectly, in France or abroad, in any form, transactions that fall within the purview of its corporate purpose.
Article 4 — REGISTERED OFFICE — BRANCHES
The Company’s registered office is established at: 725 rue Aristide Bergès — 38340 VOREPPE.
The Company’s registered office may be transferred to any other place on the territory of the French Republic, following an ordinary decision by the President, who is empowered to amend the by-laws accordingly.
Administrative headquarters, branches, offices and agencies may be set up in France and abroad, following an ordinary decision by the President, who may also close them.
Article 5 — TERM OF EXISTENCE
Except in the event of early winding-up or extension, the Company’s term of existence is set at ninety-nine (99) years as from the date of its registration with the Trade and Companies Registry.
SECTION II
SHARE CAPITAL — SHARES
Article 6 — AMOUNT AND COMPOSITION OF THE SHARE CAPITAL
The share capital is set at four million forty thousand euros (EUR 4,040,000). It is divided into eight thousand (8,000) shares of five hundred and five (505) euros each, paid up in full.
Article 7 — CHANGES TO THE SHARE CAPITAL
The share capital shall be increased, redeemed or reduced by a collective decision of the shareholders, or pursuant to a unilateral decision by the sole shareholder if the Company only has one shareholder.
The body of the shareholders or, if the Company only has one shareholder, the sole shareholder may, in compliance with the provisions of the law and regulations in force, delegate to the President the powers required in order to increase the Company’s share capital in one or more installments, to determine the terms and conditions thereof, to record the completion thereof and to make correlative amendments to the by-laws. In the event of an increase in capital by the issue of new shares to be subscribed for through cash payments, a pre-emptive right to subscribe for these shares is reserved for the shareholders or the sole shareholder, as applicable, under the conditions of the law and regulations in force. However, this right may be cancelled in compliance with the conditions of the law and regulations in force.
The body of the shareholders or, if the Company only has one shareholder, the sole shareholder may, in compliance with the provisions of the law and regulations in force, delegate to the President the requisite powers in order to reduce the Company’s share capital, to record the completion thereof and to make correlative amendments to the by-laws.

Article 8 — FORM OF AND TITLE TO THE SHARES
Shares must obligatorily be in registered form. Title to the shares shall result from their entry in the name of the holder in the Company’s accounts that are kept for this purpose. Certificates of account entry are valid if signed by the President or by any other person who received a power of attorney from the President to this end.
Article 9 — RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES
The rights and obligations attached to each share are those defined by the laws and regulations in force and by these by-laws.
Each share shall grant the right, in the profits and liquidating dividend, to a percentage that is proportional to the number of existing shares, taking into account, where applicable, any redeemed and non-redeemed or paid-up capital, and the par value of the shares.
The title to a share shall, as of right, entail adherence to the by-laws, and subsequent amendments thereto and, if there is more than one shareholder, all collective decisions by the shareholders.
Each shareholder is only liable for the corporate debts to the extent of his/her contributions. The same applies to the sole shareholder.
Article 10 — ASSIGNMENT — TRANSFER OF SHARES
Shares may be transferred without restriction. Shares shall be transferred by movements from one account to another pursuant to signed instructions by the assignor or the assignor’s duly empowered representative.
SECTION III
MANAGEMENT AND CONTROL OF THE COMPANY
REGULATED AGREEMENTS
Article 11 — PRESIDENT
The Company shall be administered and managed by a President, who may be a natural or legal person.
If the Company has more than one shareholder, the President shall be appointed by a unilateral decision of the shareholder who possesses at least one-half of the Company’s share capital or, in the last resort, by a collective decision of the shareholders. If the Company only has one shareholder, the President shall be appointed by a unilateral decision of the sole shareholder.
The decision to appoint the President shall specify, if applicable, the terms and conditions of his remuneration.
The President may be appointed for a fixed term that is specified in the appointment decision, or for an indefinite term. If the President’s term of office is fixed, it may be renewed without limitation. In all cases, the President may be removed from office and replaced at any time.

The duties of the President shall end when the President resigns or is removed from office, as well as in the event of death (for natural persons) or the winding-up of the legal person who performs such duties. If the President’s term of office is fixed, his duties shall also end upon expiration of said term.
If the Company has more than one shareholder, the decision to remove the President from office, renew his term of office or replace him shall be taken by a unilateral decision of the shareholder who possesses at least one-half of the shares that make up the Company’s share capital or, in the last resort, by a collective decision of the shareholders. If the Company only has one shareholder, the decision to remove the President from office, renew his term of office or replace him shall be taken by the sole shareholder.
If the President is temporarily indisposed, any natural or legal person may receive a temporary delegation to perform the duties of President pursuant to a standard, unilateral decision by the shareholder who possesses at least one-half of the shares that make up the Company’s share capital or, in the last resort, pursuant to a collective decision of the shareholders or, if the company only has one shareholder, pursuant to a unilateral decision by the sole shareholder.
If the Company has more than one shareholder, the President need not be a shareholder. If the Company has only one shareholder, the President must be another person. If the President is a natural person, he may be chosen from among the persons with whom the Company has an employment contract; such an employment contract may not preclude the President from being removed from office.
Article 12 — POWERS OF THE PRESIDENT
The President shall assume, under his responsibility, the general management of the Company and represent the Company in dealings with third parties.
Subject to the powers that are expressly conferred by the law or these by-laws on the body of the shareholders or the sole shareholder, the President is vested with the broadest powers to act on behalf of the Company, in all circumstances, within the limit of the corporate purpose.
The President may grant powers of attorney to any representative of his choice, within the limit of those powers that are conferred on the President by the law and these by-laws. These powers of attorney shall remain in force when the President leaves office, unless his successor rescinds or amends them.
If there is a workers’ committee, the committee members shall exercise the rights defined by the provisions of Article L. 432-6 of the French Labor Code, in particular during the meetings provided for in Article 21 of these by-laws, vis-à-vis the President or any other person who substitutes the President for this purpose and acts under the responsibility of the President.
When a legal person is appointed as President, its officers shall be subject to the same conditions and obligations and incur the same civil and criminal liabilities as if they were president in their own right, without prejudice to the joint and several liability of the legal person they manage.
Article 13 — MANAGING DIRECTOR
The President of the Company may appoint one or more natural persons to assist him in the capacity of Managing Director.

If a Managing Director is appointed, the President shall determine the duration and scope of the powers of the Managing Director who, vis-à-vis third parties, shall have the same powers as the President and may provide proof thereof by submitting a copy of these by-laws that are certified as a true copy by the President. The Managing Director may be removed from office at any time by the President. If the President’s duties end, and except in the event of a collective decision to the contrary by the shareholders or a unilateral decision to the contrary by the sole shareholders, the Managing Director shall retain his duties, powers and responsibilities until a new President is appointed.
Article 14 — COMMITTEES
The President may decide to set up committees that are responsible for studying the issues he submits for review and that concern all or part of the Company’s activities or all or part of the activities of other businesses that have a connection with those of the Company.
The President shall determine and may freely change the composition, powers and responsibilities of said committees, which shall perform their work under his responsibility. He shall determine whether it is necessary to remunerate the members of said committees for the tasks that are entrusted to them and shall determine and may freely change, where applicable, the amount of said remuneration.
The rules governing the convening and holding of the meetings of said committees shall be freely determined by the President or by any other person who substitutes him for this purpose.
Article 15 — STATUTORY AUDITORS
One or more statutory auditors shall be appointed by a collective decision of the shareholders or, if the Company only has one shareholder by a unilateral decision of the sole shareholder. The statutory auditors shall perform their audit engagement in accordance with the law.
One or more deputy statutory auditors, who shall replace the principal statutory auditors in the event of death, indisposition or refusal, must be appointed by a collective decision of the partners or, if the Company only has one shareholder, by a unilateral decision of the sole shareholder.
SECTION IV
DECISIONS BY THE
SHAREHOLDERS
Article 16 — POWERS AND RESPONSIBILITIES OF THE SHAREHOLDERS
Decisions on the following matters shall be taken collectively by the shareholders, who may delegate to the President or to any other person full powers to execute them or, if the Company only has one shareholder, shall fall within the powers of the sole shareholder:
•	approval of the annual financial statements and, where applicable, the consolidated financial statements;

•	appropriations of results and dividend payouts;

•	appointments of statutory auditors;

•	mergers, spin-offs and hive-downs that are subject to the provisions governing spin-offs;

•	changing the share capital by increase, reduction or redemption;

•	extending, reducing or amending the corporate purpose;

•	early winding-up or extension of the term of existence of the Company;

•	conversion of the Company into another corporate form;

•	amendments of the Company by-laws, other than the amendments that fall expressly under the authority of the President pursuant to these by-laws.
Moreover, the President shall be appointed under the conditions provided for in these by-laws.
Lastly, if the Company has more than one shareholder, the adoption, amendment or deletion of by-law provisions concerning the approval of share transfers, the alienability of shares or the exclusion of a shareholder fall under the authority of the shareholders under the conditions provided for by the provisions of the law in force.
All the other decisions shall fall under the powers of the President, who shall exercise them under the conditions provided for in these by-laws.
Article 17 — VOTING RIGHTS — MAJORITY
Each shareholder is entitled to participate in collective decisions in his own right or via the intermediary of a proxy holder of his choice. The voting rights attached to shares are proportionate to the percentage of the capital they represent. Each share grants entitlement to one vote. Abstentions are counted as votes against the resolution in question.
With the exception of collective decisions, which, pursuant to the provisions of the law, must imperatively be taken unanimously by the shareholders who are present or represented, collective decisions by the shareholders shall be taken by a straightforward majority of the shareholders who are present or represented.
Article 18 — COLLECTIVE DECISIONS BY THE SHAREHOLDERS
Decisions by the shareholders shall be taken in the form of collective decisions, either in general meetings of shareholders under the conditions provided for in (a), or by a consultation in writing of the shareholders under the conditions provided for in (b), or in a separate instrument under the conditions provided for in (c).
(a)	General meetings of shareholders shall be convened by the President or by a representative appointed by him for this purpose. Such meetings shall be convened by all means. If the statutory auditors need to attend the meeting, they shall be convened under the same conditions as the shareholders. The convening notice shall specify the date, time and place of the meeting.

If a shareholder cannot attend a general meeting, he may be represented at such meeting by any person of his choice. If a shareholder or the person tasked with representing such shareholder cannot physically attend the meeting, said shareholder or his representative may participate in the meeting at a distance by conference call or videoconference with the other participants.

No quorum condition, prior notice or prior setting of the agenda is required for holding general meetings of shareholders.

General meetings shall be chaired by the President or, in his absence, by any person designated for this purpose by the shareholders or their representatives who participate in the meeting.

All collective decisions adopted by general meetings of shareholders shall be recorded in meeting minutes that are drawn up and signed by the President, as well as by a shareholder who participated in or was represented at the meeting or, if said shareholder is a legal person, by its legal representative or the representative empowered for this purpose by the legal representative. Said minutes shall state the date, the time and the place of the meeting. They shall specify the identity of the shareholders who are present or represented, with an indication of the number of shares respectively held by each of them, how they participated in the meeting and, where applicable, the identity of their respective representatives. The minutes shall also state the identity of other persons, if any, who attended the meeting, as well as the main documents, if any, that were presented during the meeting. The minutes shall contain the full wording of the collective decisions put to the vote and, for each of these decisions, the result of the votes cast.

(b)	If the shareholders are consulted in writing, the President or a representative chosen by him for this purpose shall send each shareholder, by all appropriate means, the draft collective decision put to the shareholders’ vote. Said draft shall be accompanied, where applicable, by the reports required by the provisions of the law or regulations in force. The shareholders, or any person tasked by them with representing them, shall have fifteen days following the sending of the draft collective decision in which to express their vote; the absence of a vote by a shareholder or his representative during this timeframe shall be deemed to be an abstention by the shareholder in question.

The approval of the collective decision by a shareholder or his representative shall be evidenced by a confirmation of adoption sent by any written or electronic means to the President or, pursuant to a decision by the President, to any other person of his choice who was declared to the shareholders by the President beforehand.

A collective decision shall be validly adopted via a consultation in writing if it is adopted by a number of shareholders who represent at least one-half of the Company’s share capital, unless said decision must be adopted unanimously by the shareholders pursuant to the provisions of the law in force.

All collective decisions adopted by a consultation in writing shall be evidenced by minutes of the consultation in writing that are drawn up and signed by the President, as well as by a shareholder who participated in the consultation procedure or who was represented during such procedure, or if said shareholder is a legal person, by its legal representative or the representative authorized for this purpose by the legal representative. Said minutes shall specify the delivery or dispatch dates of the draft collective decision issued prior to the consultation. They shall specify the identity of the shareholders who participated in the consultation in writing procedure, with an indication of the number of shares respectively held, and, where applicable, the identity of their respective representatives. They shall include verbatim wording of the collective decisions thus put to the vote and, for each of these decisions, the result of the votes cast.

(c)	Collective decisions by the shareholders may also be adopted by the unanimous consent of the shareholders specified in a separate instrument. Each shareholder may be represented by any person of his choice when expressing his consent.

Article 19 — MINUTES OF COLLECTIVE DECISIONS
The minutes shall be transcribed in a register of shareholders’ decisions, which shall be kept by the company, the numbered pages of which shall be indelibly stamped to prevent pages being added or removed. In the event that the shareholders’ consent is expressed in a separate instrument, said separate instrument shall be transcribed in said register and shall serve as minutes.
Copies of or excerpts from collective decisions by the shareholders shall be validly certified as accurate by the President or by any other person empowered for this purpose by the President. During liquidation, they may be validly certified by the liquidator alone.
Article 20 — UNILATERAL DECISIONS BY THE SOLE SHAREHOLDER
The provisions of Articles 17, 18 and 19 of these by-laws are not applicable when the Company only has one shareholder.
If the Company only has one shareholder, the sole shareholder’s decisions shall be taken unilaterally by the sole shareholder. The sole shareholder cannot delegate his powers. The sole shareholder’s decisions shall be evidenced in writing and signed by the sole shareholder or, if the sole shareholder is a legal person, by its legal representative or the legal representative’s representative. Said decisions shall be recorded in the register of shareholder’s decisions provided for in Article 19 the numbered pages of which shall be indelibly stamped to prevent pages being added or removed. Copies of or excerpts from unilateral decisions by the sole shareholder shall be validly certified as accurate by the President or by any other person empowered for this purpose by the President. During liquidation, they may be validly certified by only one liquidator.
The sole shareholder may take decisions at his own initiative or following a proposal by the President.
Article 21 — PROVISIONS THAT ARE APPLICABLE IF THE COMPANY HAS A WORKERS’ COMMITTEE
If there is a workers’ committee, all decisions that fall within the scope of the committee’s remit and that are to be taken collectively by the shareholders pursuant to the provisions of the law in force or, if the Company only has one shareholder, that obligatorily fall under the authority of the sole shareholder pursuant to the provisions of the law in force, can only be taken by the shareholders or by the sole shareholder after the President has convened a meeting of the workers’ committee members referred to in paragraph one of Article L. 432-6 of the French Labor Code, as well as the shareholder who possesses at least one-half of the shares that make up the share capital of the Company. Said convening notice shall be sent in writing to the workers’ committee secretary, as well as the shareholder who possesses at least one half of the shares that make up the share capital of the Company, at least three days in advance and shall specify the date, time and place of the meeting. Said meeting shall be chaired by the President.
Pursuant to the provisions of paragraph two of Article L. 432-6-1 I of the French Labor Code, the members of the workers’ committee who are present at said meeting may, during said meeting, issue one or more draft decisions in writing that fall within the scope of the powers and responsibilities to be exercised collectively by the shareholders or that fall under the authority of the sole shareholder. If the Company has more than one shareholder, the President shall notify the shareholders, by all means, of each draft decision, if any, that is sent by the workers’ committee in this way, under the conditions provided for in (a) (b) or (c) of Article 18 of these by-laws. If the Company only has one shareholder, the sole shareholder shall deliberate under the conditions provided for in Article 20 of these by-laws, on each draft decision, if any, sent by the workers’ committee.
If a decision submitted by the President to the body of the shareholders requires a unanimous decision by the shareholders pursuant to the provisions of the law in force, or if a decision submitted by the President to the sole shareholder would have required a unanimous decision by the shareholders if the Company would have had several shareholders, the members of the workers’ committee who are present at this meeting must, during said meeting, be heard on said planned decision at their request.
SECTION V
FISCAL YEAR — ANNUAL FINANCIAL STATEMENTS
APPROPRIATION AND ALLOCATION OF PROFITS
Article 22 — FISCAL YEAR
The fiscal year shall start on April 1 and end on March 31 of each calendar year.
Article 23 — ANNUAL FINANCIAL STATEMENTS
At the close of each fiscal year, the President shall draw up the detailed statement of assets and liabilities and the annual financial statements, in accordance with the provisions of the law and regulations in force.
Article 24 — PROFITS — ALLOCATION
The profit for the fiscal year, as shown in the income statement, shall be made up of the difference between the income and expenses for the fiscal year, after the deduction of amortization, depreciation and provisions.
From the profit for the fiscal year, where applicable less prior losses, one-twentieth shall be deducted and appropriate to the reserve required by law. Said deduction shall no longer be mandatory if the amount of the legally required reserve reaches one-tenth of the share capital. Said deduction shall become mandatory again if, for any reason whatsoever, the amount of the legal reserve fund falls below one-tenth of the share capital.
The distributable profit shall comprise the profit for the fiscal year, less prior losses and the amounts allocated to the reserves in accordance with the law and increased by any retained earnings. From said distributable profit, the following amounts shall successively be deducted, pursuant to a collective decision by the shareholders or a unilateral decision by the sole shareholder:
1.	an amount allocated to all ordinary, extraordinary or special reserves;

2.	the portion allocated to the shareholders or the sole shareholders in the form of a dividend;

3.	the balance carried forward to the following fiscal year.
The shareholders may decide to distribute amounts drawn from reserves that are available to them. If the Company only has one shareholder, the decision shall be taken by the sole shareholder. In all cases, the decision shall expressly state the reserve items from which the deductions are made. However, dividends shall be distributed as a priority from the distributable profit for the fiscal year.

Except in the event of a capital reduction, no payouts can be made to the shareholders or the sole shareholder when the shareholders’ equity is or would become, following such a payout, less than the amount of the capital (plus the reserves) that cannot be paid out by law.
After the approval of the financial statements, the losses, if any, shall be carried forward in order to be offset against subsequent profits until they are extinguished.
Each year, the annual financial statements and the appropriation of the result for the past fiscal year shall be the subject of a collective decision by the shareholders or, if the Company only has one shareholder, of a unilateral decision by the sole shareholder, within the timeframes laid down by the provisions of the law and regulations in force. The terms and conditions governing the payout of dividends shall also be set by the collective decision of the shareholders or, if the Company only has one shareholder, by the sole shareholder’s unilateral decision.
When a balance sheet drawn up during or at the end of the fiscal year and that is certified by a statutory auditor shows that the Company, since the close of the previous fiscal year and after setting aside the requisite amortization, depreciation and provisions, less prior losses and the amounts allocated to the reserves pursuant to the provisions of the law or these by-laws, and taking into account any retained earnings, has generated a profit, the President may decide to payout an interim dividend before the financial statements are approved for the fiscal year. The amount of said interim dividend cannot exceed the amount of the profit thus defined.
SECTION VI
WINDING-UP — LIQUIDATION
Article 25 — WINDING-UP — LIQUIDATION
Aside from the cases of winding-up provided for by the law and unless its term of existence is extended compliantly, the Company shall be wound up upon expiration of its term of existence, as provided for in the by-laws, following a collective decision by the shareholders. If the Company only has one shareholder, the Company may also be wound up pursuant to a unilateral decision by the sole shareholder.
One or more liquidators shall be appointed by the shareholders or, if the Company only has one shareholder, by the sole shareholder.
The liquidator shall represent the Company. All the corporate assets shall be realized and the liabilities cleared by the liquidator, which shall be vested with the broadest powers. The liquidator shall then allocate the available balance.
The liquidator may be authorized by the shareholders or the sole shareholder to continue pending business deals or to initiate new deals for the purposes of the liquidation.
The net assets that remain after the reimbursement of the par value of the shares shall be shared equally among all the shareholders.

SECTION VII
CONTESTATIONS
Article 26 — CONTESTATIONS
All contestations that may arise during the existence of the Company or its liquidation among the shareholders, or between the shareholders and the Company or the President, concerning the construction or performance of these by-laws or, in general, on the subject of corporate matters, shall be submitted to the courts at the proper venue within the geographical jurisdiction of the Company registered office.
To this end, all shareholders must elect domicile within the jurisdiction of the court at the proper venue for the Company registered office and all summons and notices shall be duly served on said domicile. Absent election of domicile, summons and notices shall be validly served on the Office of the Public Prosecutor at the Court of First Instance that has jurisdiction over the place of the Company’s registered office.